BOWL AMERICA INCORPORATED
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS AND PROXY STATEMENTS

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD DECEMBER 1, 1998

TO THE HOLDERS OF CLASS A AND CLASS B
COMMON STOCK OF BOWL AMERICA INCORPORATED

  The annual meeting of stockholders of Bowl America Incorporated will be held at the Corporation's office situated at 6446 Edsall Road, Alexandria, Virginia 22312 (East Exit off Shirley Highway), on Tuesday December 1, 1998, at 11:00 a.m., for the following purposes:
  (1) To elect a Board of Directors to serve until the next annual meeting
  (2) To act upon a stockholder's proposal if it is properly presented at the meeting.
  (3) To transact such other business as may properly be brought before the meeting and any adjournments thereof.
  Only stockholders of record at the close of business October 9, 1998, are entitled to vote at the meeting. The stock transfer books will not be closed.
  You are cordially invited to attend the meeting in person. If you do not expect to be present, please sign, date, and mail the enclosed proxy, the postage for which has been provided. Prompt response is helpful, and your cooperation will be appreciated. If after signing and returning the enclosed proxy, you find you are able to attend the meeting, you will have an opportunity to withdraw your proxy and vote in person.

By Order of the Board of Directors
A. Jospeh Levy
Secretary

Dated October 21, 1998

                             PROXY STATEMENT

                   For Annual Meeting of Stockholders
                        To be held December 1, 1998

  The principal office of the Corporation is situated at 6446 Edsall Road, Alexandria, Virginia 22312.
  The accompanying proxy is solicited by the Board of Directors; and when such proxy is properly signed and returned, the shares it represents will be voted at the meeting in accordance with the directions noted thereon; or if no direction is indicated, it will be voted for the election of directors.
  Solicitation of proxies will be primarily by mail. Proxies may also be solicited by directors, officers, and employees of the Corporation personally or by telephone or telegraph. The Corporation will bear the cost of all such solicitations.
  The proxy may be revoked at any time prior to its exercise by giving notice of the revocation to the Secretary of the Corporation in writing at any time prior to the meeting and orally at the meeting at any time prior to the vote.

                             VOTING SECURITIES

  Each of the issued and outstanding 4,120,351 shares of the Corporation's Class A Common Stock, par value of $.10 per share, is entitled to one vote. Each of the issued and outstanding 1,536,146 shares of the Corporation's Class B Common Stock, par value of $.10 per share, is entitled to ten votes. The total number of Class A and Class B shares of Common Stock issued and outstanding is 5,656,497 shares, with the Class A stockholders having 4,120,351 votes, and the Class B stockholders having 15,361,460 votes. The price of the Corporation's Class A Common Stock on August 17, 1998, on the American Stock Exchange was $7.75. The Class B Common Stock is not traded. Only stockholders of record at the close of business on October 9, 1998, are entitled to vote at the meeting and adjournment thereof. The Class A Common Stockholders are entitled to elect two directors and the Class B Common Stockholders are entitled to elect six directors.

                             ANNUAL REPORTS

  A copy of the annual report and Form 10-K of the Corporation for the fiscal year ending June 28, 1998, which has been filed with the Securities and Exchange Commission, was mailed to you on September 25, 1998 or is enclosed with this statement.


       ELECTION OF DIRECTORS AND SECURITY OWNERSHIP OF MANAGEMENT

  The holders of the Class A Common Stock are entitled to elect two Directors of the Corporation and the holders of the Class B Common Stock are entitled to elect six Directors of the Corporation to hold office until the next Annual Meeting of the stockholders and until their successors shall have been elected and qualified. The management recommends the election of the nominees listed below as Directors. All of the nominees are presently Directors and constituted the Board of Directors for the past year. In the event any of these nominees becomes unavailable for election, it is intended that the proxies will be voted for the election of such other persons as management shall designate. Management has no reason to believe that any nominee will be unavailable.
  The following table also shows the beneficial ownership of shares of the Corporation's Class A and Class B Common stock as of August 15, 1998 by all directors including executive officers, all of whom are directors, and by all directors and executive officers as a group.


                                                                                                                 Percentage of Total
                                                                Shares of Class A        Shares of Class B     Votes Eligible to be
                                                                 Common Stock of          Common Stock of      Cast of Class A & B
Name of Director and Nominees                                      Corporation              Corporation          Common Stock
for Election; Principal Occupation;                             Beneficially Owned      Beneficially Owned       Beneficially Owned
Positions and Offices with the                Periods Served  Directly or Indirectly  Directly or Indirectly Directly or Indirectly
Corporation                             Age   As a Director      on August 15, 1998      on August 15, 1998     on August 15, 1998

                                 NOMINEES FOR ELECTION BY CLASS A COMMON STOCK

Warren T. Braham, Attorney and           66   August 1, 1978             1,795                     225                  .02
 Retired Banker                                   to date

Allan L. Sher, Retired Investment        66   February 5, 1997            6,750                      0                  .03
 Executive                                        to date

                                  NOMINEES FOR ELECTION BY CLASS B COMMON STOCK

Merle Fabian, Retired Librarian          60      March 20, 1990          205,279(1)              210,129(1)            11.8
                                                   to date

Leslie H. Goldberg,(2) President of      68     December 5, 1972         449,965(3)              451,821(3)            25.5
 the Corporation                                   to date

Stanley H. Katzman, Senior Computer     58      December 2, 1997         171,329(4)              177,833(4)             9.7
 Specialist, National Institutes of                to date
 Health

A. Joseph Levy, Merchant owner of       64       June 21, 1988          393,572                  78,939                 6.1
 card and gift shops in Maryland,                  to date
 Virginia and Washington, D.C.;
 Senior Vice President and Secretary
 of the Corporation

Ruth E. Macklin,(2) Retired Educator;   69      February 14, 1978       201,462(5)              197,316(5)             11.2
 Senior Vice President and                         to date
 Treasurer of the Corporation

Joan W. Sobkov, Retired Psychologist    61       March 14, 1991          56,134(6)               82,124(6)              4.5
                                                   to date
All Directors and Executive Officers
 as a group                                                           1,492,286               1,192,387                68.9


(1) Does not include 141,405 shares each of Class A and Class B Common Stock held as co-trustee with Leslie H. Goldberg, the amount of said shares are included in the number of shares held by Mr. Goldberg-see footnote 3.
(2) Mr. Leslie H. Goldberg and Ms. Ruth E. Macklin are the trustees of the
    Bowl America Incorporated Employee Stock Ownership Plan which owns 167,094 shares of Class A Common Stock. Said shares are not included in the above table. Voting rights are vested in the employees.
(3) Includes 141,405 shares each of Class A and Class B Common Stock held as co-trustee with Merle Fabian.
(4) Includes 164,533 shares each of Class A and Class B Common Stock held by Mr. Katzman as co-trustee.
(5) Includes 85,089 shares of Class A and 77,397 shares of Class B Common
    Stock held by Ms. Macklin as co-trustee.
(6) Includes 26,841 shares of Class A and 45,285 shares of Class B Common Stock held by Mrs. Sobkov's husband.


   There is sole vesting and voting power of all the shares directly owned by the directors, and sole vesting and voting power of the shares held by the directors' respective spouses are vested in them.
   Mr. Warren Braham is the only nominee for Director who is on the Board of Directors of another public Corporation. Mr. Braham is on the Board of Direc-tors of Amendment I, Inc., a newspaper. Mr. Allan L. Sher is an outside director and trustee of three of Sun America's Mutual Funds.
   Mr. Leslie H. Goldberg and Ms. Merle Fabian are brother and sister, and their cousins Ruth E. Macklin and Joan W. Sobkov are sisters-in-law. Together they own directly or indirectly 912,840 shares of Class A Common Stock and 941,390 shares of Class B Common Stock of the Corporation.
   As of the last filing of Form 13-G with the Securities and Exchange Commission, Dimensional Fund Advisors Inc. ("Dimensional"), a registered investment advisor, is deemed to have beneficial ownership of 237,640 shares of Bowl America Incorporated Class A Common Stock as of December 31, 1997 which amounts to 5.76% of the outstanding Class A Common Stock, all of which shares are held in portfolios of DFA Investment Dimensions Group Inc., a registered open-end investment company, or a series of the DFA Investment Trust Company, a Delaware business trust, or the DFA Group Trust and DFA Participation Group Trust, investment vehicles for qualified employee benefit plans, for all of which Dimensional Fund Advisors Inc. serves as investment manager. Dimensional disclaims beneficial ownership of all such shares.
  Ida Goldberg, the widow of C. Edward Goldberg, owns directly 13,257 shares and 115,752 shares as trustee, of Class B Common Stock which amounts to approximately 8.5% of the outstanding Class B Common Stock. She also owns directly 23,853 shares and 115,752 shares as trustee, of Class A Common
Stock. Mrs. Goldberg is a trustee with Mr. Leslie H. Goldberg and Ms. Merle Fabian of 141,405 shares each of Class A and Class B Common Stock, which shares are shown in the preceding table.
   Under federal securities law, the Corporation's directors, certain officers, and persons holding more than ten percent of any class of the Corporation's common stock are required to report, within specified monthly and annual due dates their initial ownership in any class of the Corporation's common stocks and all subsequent acquisitions, dispositions, or other transfers of interest in such securities, if and to the extent reportable events occur which require reporting by such due dates. The Corporation is required to describe in this proxy statement whether it has knowledge that any person required to file such a report may have failed to do so in a timely manner. In this regard, all of the Corporation's directors and officers satisfied such filing requirements. The foregoing is based upon written representations and information provided to the Corporation by the persons required to make such filings.

                  TRANSACTIONS WITH DIRECTORS AND OFFICERS

   The Directors of the Corporation who are not officers receive a fee for attendance at each Board of Directors meeting. During the past fiscal year the fee was $850.00 for each meeting. The Board of Directors meets quarterly, and there were four Board meetings this past fiscal year. All the Directors attended all of such meetings. The Corporation has a standing audit committee and compensation committee consisting of directors Ruth Macklin, Allan L. Sher, and Warren Braham. The latter two directors are independent directors. There is no nominating committee or committee performing a similar function.
   The Corporation's Employment Agreement with Mr. Leslie H. Goldberg (68 years old) dated July 1, 1997 expired June 28, 1998 and was extended to June 27, 1999. This agreement provides for an annual salary of $102,000 with an annual bonus of 2% of the Corporation's and its subsidiaries' consolidated annual net income prior to income taxes, in excess of $2,500,000. In the event that he leaves the employ of the Corporation at the termination of the contract or becomes disabled during the term thereof so that he cannot carry on his duties as President, he shall act as a consultant and shall receive one-half the average of his previous three years compensation for a term equal to the number of years that he had been President of the Corporation.
   The other executive officers of the Corporation are A. Joseph Levy (Senior Vice President and Secretary), 64 years old, and Ms. Macklin (Senior Vice President and Treasurer), 69 years old. Both are major stockholders and members of the control group.
   Mr. C. Edward Goldberg died on February 28, 1990 and pursuant to the Corpor-ation's agreement with Mr. Goldberg it is required to pay Ida Goldberg, his widow, the sum of $20,000 per year, payable in monthly installments for her life. These payments are substantially funded by insurance on the life of Mr. Goldberg. The Corporation was the owner and beneficiary under the policy.

                           EXECUTIVE COMPENSATION

   The following table shows the compensation received by the President, who is the Chief Executive Officer, for the three fiscal years ending June 28, 1998. The other executive officers, namely A. Joseph Levy, Senior Vice President and Secretary and Ruth E. Macklin, Senior Vice President and Treasurer receive com-pensation of less than $100,000 per year. In fiscal 1998 A. Joseph Levy, serving six months received $3,500 in compensation and Ms. Macklin received compensation of $7,000 for the fiscal year. There are no restricted stock awards, no stock option grants and no stock appreciation rights. There is no pension plan.

                          SUMMARY COMPENSATION TABLE

         ANNUAL COMPENSATION                           LONG-TERM COMPENSATION
   (1)              (2)      (3)        (4)       (5)         (6)         (7)        (8)        (9)
Name and                                         Other     Restricted
Principal                                        Annual       Stock      Options/   LTIP       All Other
Position           Year     Salary     Bonus   Compensation   Awards      SAR's(#)  Payouts   Compensation

Leslie Goldberg,   1998    $102,000  $ 30,820     $8,879       $0            0         $0         $0
 President and     1997    $102,000  $ 37,646     $6,610       $0            0         $0         $0
 Chief Executive   1996    $110,000  $ 52,344     $6,387       $0            0         $0         $0
 Officer


                       REPORT OF THE COMPENSATION COMMITTEE

   The Compensation Committee has the responsibility for negotiating the compensation of the President, Leslie H. Goldberg, who is the Chief Executive Officer of the Corporation. The President is responsible for determining the compensation of the other executive officers and all other management employees. The Committee, in negotiating the President's compensation, takes into account his performance and his contribution to the Corporation's functions. The Committee thought it important that there be an incentive which is accomplished by a bonus based on the income of the Corporation. The terms of the President's current contract are the same as the terms of his prior contract. The President does participate with the employees in the Profit Sharing Plan and the Employee Stock Ownership Plan.

                                                      Ruth E. Macklin, Chairman
                                                               Warren T. Braham
                                                                  Allan L. Sher

                 SHAREHOLDER RETURN PERFORMANCE PRESENTATION

   The following graph shows changes over the past five year period in the value of $100 invested in (1) Bowl America Incorporated Class A Common Stock,
(2) the American Stock Exchange Market Index, and (3) the Peer Group consisting of 137 companies in the business of recreation, movies and sports. It is assumed that all dividends were reinvested.

                        COMPARE 5-YEAR CUMULATIVE TOTAL RETURN
                                AMONG BOWL AMERICA INC.,
                        AMEX MARKET INDEX AND PEER GROUP INDEX

                                            FISCAL YEAR ENDING
COMPANY                     1993     1994     1995     1996     1997     1998

BOWL AMERICA INC.            100    88.75    78.50    72.73    76.91    95.68
AMEX MARKET INDEX            100    96.53   116.15   132.99   141.44   163.80
PEER GROUP INDEX             100   101.02   125.11   139.88   161.98   219.64

                                PROFIT SHARING PLAN

   The Board of Directors adopted a profit sharing plan for its employees which became effective on June 29, 1975, and which has been approved by the Internal Revenue Service. The following shows the name of each person named in the pre-ceding table and shows for each named person and for all of the Directors and Officers of the Corporation as a group, the amount allocated to their accounts in trust from the contributions of the Corporation for the fiscal year ending June 28, 1998 under its employee's profit sharing plan in Column (B), from con-tributions since the inception of the plan in Column (C), and from other accruals under the plan in Column (D), which accruals consist of a share of forfeitures resulting from employees covered by the plan who leave the Corpor-ation's employment and interest on plan investments.

          A                      B                 C              D
Leslie H. Goldberg             $1,839           $69,651        $321,190
All Directors and Officers
 including the one named above $1,839           $69,651        $321,190

   Directors as such do not participate in the Corporation's employee profit sharing plan. All employees, including officers of the Corporation, are eligible to commence participation under the Plan after completing a minimum of 1,000 hours continuous employment during the Corporation's fiscal year. Actual payment of accounts to participants or their beneficiary is deferred until retirement, disability, or death. In the event of termination of employment, the vested portion, if any, is paid. Accounts become vested after three (3) years of service according to a graduated scale until 100% is vested after seven (7) years of service. No estimate can be made of the annual benefits on the retirement of a particular person because the amount set aside each year depends on the earnings of the Corporation for such year. The amount of the contribution is within the discretion of the Corporation's Board of Directors and can only be paid from profits. The Board of Directors made a contribution of $125,000 including any expenses incurred by the Trust paid by the Corpora-tion for the fiscal year 1998. The contribution is made to a trust (Bowl America Incorporated Profit Sharing Trust). Contributions of the Corporation to the trust and forfeitures of terminated members are allocated in proportion to compensation with the Corporation. Earnings of the trust are allocated in proportion to balances in account.

                    1987 EMPLOYEE STOCK OWNERSHIP PLAN

   The Board of Directors adopted the Bowl America Incorporated 1987 Employee Stock Ownership Plan (the "ESOP") on March 31, 1987, and secured a satisfactory ruling from the Internal Revenue Service. All employees of the Corporation and certain subsidiaries become participants on the last day of the fiscal year or December 29 following the date on which they have been employed for one year with at least 1,000 hours of service. The Board of Directors of the Corpora-tion has the discretion to declare each year a cash amount or a specified number of shares of Class A Common Stock ("Common Stock") that will be contri-buted to the ESOP. The Board of Directors has made a contribution of $125,000 including any expenses incurred by the Plan which were paid by the Corpora-tion for fiscal year 1998. Corporation contributions are allocated to employees who are participants on the last day of the fiscal year through a formula based upon the participant's compensation. Employee contributions to the ESOP are not permitted. The trustees of the ESOP, Leslie Goldberg and Ruth Macklin, have the exclusive authority to manage the trust in which ESOP contributions are deposited and are obligated to invest the cash portion of ESOP contributions primarily in the Corporation's Common Stock. The trustees are permitted to borrow money to purchase Common Stock for the trust.
   As of the last day of the fiscal year, eligible participants are credited with their proportionate share of the trust's assets. A participant's interest vests and is nonforfeitable if while employed by the Corporation or partic-ipating subsidiaries he attains at least 65 years of age, becomes totally or permanently disabled or does. Also, a participant's interest vests and is nonforfeitable to the extent and in the percentage set forth in a schedule in the ESOP. Under this schedule, a participant's interest is 100 percent vested after seven years of service. Vested amounts are distributed upon retirement, disability or death. If termination of service occurs prior to the occurrence of those events, payment may be made or deferred until the participant attains age 65. As determined by the participant, distributions are made in cash or Common Stock.
   The Corporation may terminate or amend the ESOP but not in such a way as would adversely affect any participant's vested benefits. The trustees have the right to vote the Common Stock in the trust subject to the direction of each participant with respect to the shares allocated to his account.
   As of the end of fiscal 1998, there were 525 participants in the ESOP. This year, no shares of Class A Common Stock will be allocated to the account of Leslie H. Goldberg, President. No other Executive Officer or Director partici-pates in the Plan. All employees as a group will receive an aggregate of 15,100 shares of Class A Common Stock.

                       ITEM 2. SHAREHOLDER'S PROPOSAL

   Mr. Frank B. Jolley, 1421 Jeremy Lane, Rocky Mount, North Carolina, the beneficial owner of 10,700 shares (9,800 of which shares have been held for more than one year)of Bowl America Incorporated Class A Common Stock, has given notice that he intends to present for action at the Annual Meeting, the following Resolution:

"Resolved that the shareholders of Bowl America Inc. (the Company) request that as soon as practicable after the 1998 annual meeting of the shareholders, the Board of Directors of the Company take such steps as are necessary to effect the sale, merger or other reorganization of the company on terms that are in the best interest of the Company's Class A and Class B shareholders."

Supporting Statement:

For the period from May 31, 1993 through May 29, 1998 (Fiscal year end) the total return on Bowl America Class A common stock has totaled 4.12%(cumulative, including dividends) versus 171.95% for the S&P 500 Index and 90.52% for the S&P Leisure Index. In the opinion of the sponsoring shareholder, these results are directly attributable to management's failure to properly operate the business and inadequate oversight of management by the Company's Board of Directors. During fiscal 1998 the Company operated a total of 23 centers versus 25 centers a full ten years earlier. The Company's lack of growth is not due to a weak financial condition. In fact, as of March 29, 1998 (most recent quarterly data available to Mr. Jolley), the Company possessed cash and securities (net of deposits refundable to leagues) of approximately $16,203,092 which represents approximately 38% of total corporate assets. It is of the opinion of the sponsoring shareholder, that the lack of growth, coupled with poor capital allocation decisions by the Company and its Board of Directors, has led to underperformance of Bowl America Class A common stock versus the indexes referenced above.

It is also the opinion of the sponsoring shareholder, that the private market value of the Company is much greater than that realized in its current stock price. Furthermore, the Company's performance over the past five years in my opinion, shows no evidence that a strategy exists that will obtain this value. Therefore, it is believed that the best way for shareholders to realize the value of their investment is to put the Company up for sale. By doing so, interested acquirors with superior resources and management strategies will have an opportunity to bid on the Company and, in the process, the Company's true worth will be realized. In the sponsoring shareholder's view, if such a sale or merger is not undertaken, existing management will continue its current policies, resulting in a possible continuation of poor relative returns for shareholders. Accordingly, you are encouraged to VOTE FOR this resolution to request the Company's Board of Directors to take such actions as are necessary to sell or merge the Company.


The Board of Directors recommends a vote AGAINST the adoption of the proposal for the following reasons:

   A shareholder resolution calling for the Board of Directors to effect a business combination or sale of the Company would adversely affect the Company's negotiating position in connection with any such transaction. The Board's ability to seek the best terms for shareholders would therefore be compromised. Furthermore, the proposed resolution is inappropriate, as state corporation law requires that the Board of Directors approve the proposed terms of any such transaction and determine it to be in the best interests of the Company and its shareholders prior to recommending that the necessary shareholder approval be obtained. Conducting a shareholder vote prior to the Board's consideration of a specific transaction would be both meaningless and counter-productive.

   As we have previously advised shareholders, a primary objective of the Company is to have sufficient earnings to increase dividends on the common stock at a rate faster than the growth of inflation. In this regard, fiscal 1998 was the Company's 26th consecutive year of higher dividends.

   While your Board of Directors will responsibly consider all possible alternatives that have the potential of favorably impacting the Company, the Board of Directors presently believes that it is in the best interests of the Company and its shareholders to remain as an independent company and to focus its efforts upon the Company's growth by increasing earnings and favor our shareholders with increased dividends.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE AGAINST THIS PROPOSAL.


                        PROPOSALS OF SECURITY HOLDERS

   Proposals of security holders intended to be presented at the next Annual Meeting must be received by the Corporation for inclusion in its Proxy State-ment and form of proxy relating to the meeting by August 3, 1999.

               RELATIONSHIP OF CORPORATION WITH ITS AUDITORS
                           DELOITTE & TOUCHE LLP

   The Board of Directors has considered all of the professional services rendered by its auditors, Deloitte & Touche and was of the opinion that these services had no effect on the independence of said accounting firm. The Board of Directors, prior to authorizing Deloitte & Touche to provide any non-audit services, considered that such services would have no effect on the independence of said accounting firm. A representative of Deloitte & Touche is expected to attend the Annual Meeting and will be given the oppor-tunity to make a statement and to respond to the appropriate questions.
This firm of independent public accountants is not and has never been finan-cially interested in the Corporation or connected with it except as auditors, tax consultants and advisors.

                              OTHER MATTERS

   Management does not intend to bring any other matters before the meeting and does not know of any matters to be brought before the meeting by any others.
If any other matter should come before the meeting, it is the intention of the persons named in the accompanying proxy to vote the proxy in accordance with their best judgement.

                                             By Order of the Board of Directors
                                                                A. Joseph Levy
                                                                      Secretary

         PLEASE SIGN AND DATE THE ENCLOSED PROXY AND MAIL IT PROMPTLY
          NO POSTAGE STAMP NECESSARY IF MAILED IN THE UNITED STATES